Exhibit 99.1

Company Contact:	Investor Relations Contact:
Robert Lewis, CFO	Kirsten Chapman
iMergent, Inc.	Lippert/Heilshorn & Associates
801.431.4695	415.433.3777
investor_relations@imergentinc.com	kchapman@lhai.com

- iMergent Reaches Settlement with the State of Illinois   -

- Business in Illinois not affected -

OREM, Utah, June 13, 2008 - iMergent, Inc. (AMEX: IIG), a leading provider of eCommerce software for small businesses and entrepreneurs, announced the Office of the Attorney General of the State of Illinois and iMergent consented to entry of a Final Judgment and Consent Decree, which was entered on June 12, 2008. The settlement resolves outstanding matters with the State of Illinois and does not affect the company’s continued operations in the state.

Under the terms of the agreement, the company expressly denied any wrongdoing or that it had made any misrepresentations and agreed to make certain disclosures regarding the software sold by the company and the services provided by the company. The company agreed to pay a total settlement of $405,000, for which it had accrued in a previous period. The settlement amount includes refunds to certain Illinois customers who may file claims. To the extent that filed claims exceed the refund amount, refunds will be paid on a pro-rata basis. The State will be entitled to retain as fees any monies not claimed. There are no further costs or fees required to be paid by the company.

Jeff Korn, iMergent general counsel, said, “We are pleased to resolve this law suit that was filed in 2006. We have been working with the Illinois Attorney General for some time.  We have engaged in a thorough review of our business practices and disclosures with the office of the Attorney General. The disclosures required by the settlement have already been incorporated in our presentations. We would like to thank the office of the Attorney General of the State of Illinois for taking the time to fully understand our presentations, the substantive improvements to our customer service and the changes to our business model with StoresOnline® Express. We continue to aggressively and expeditiously work with regulators to resolve issues that arose prior to our adoption of the StoresOnline Express business model. We strive to work with regulators who operate openly and in good faith.”

Don Danks, CEO, stated, “We believe this and previous settlements validate the changes to our business model with StoresOnline Express. Those changes and our excellent customer service are not only a great benefit to our customers but assist in our determination to prove to regulators that our sales process is transparent and our customer service is world class”

Before the stock market opened today, the company filed an SEC Form 8-K.

Safe Harbor

Statements made in this press release regarding (1) iMergent continuing business in the State of Illinois (2) the settlement resolving outstanding matters with the State of Illinois, (3) the settlement not affecting continued operations in the State of Illinois, (4) continuing to work with regulators to address outstanding issues, (5) complaints reviewed in this action being issues raised prior to the company adopting the StoresOnline Express business model, (6) disclosures required by the settlement having already been incorporated in  presentations, (7)   the Attorney General of the State of Illinois  taking the time to fully understand Company presentations, the substantive improvements to  customer service and the changes to the business model with StoresOnline Express, (8) the company’s ability to address issues with regulators having been greatly assisted by the change to StoresOnline Express business model, (9) this  settlement and previous settlements validate the change to the business model with StoresOnline Express,  (10) the StoresOnline Express business model and the excellent customer service being  not only a great benefit to  customers but assists in the Companies determination to prove to regulators that its sales process is transparent, and (11) customer service being world class are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors that affect iMergent's operations, please refer to the company's Form 10-K for the year ended June 30, 2007, and Forms 10-Q for the periods ended September 30, 2007, December 31, 2007, and March 31, 2008.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet.  Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers.  In addition to software, iMergent offers site development, web hosting and marketing products.  iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs.  These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.